Exhibit 99.1

IRIDEX Announces Third Quarter 2020 Financial Results

MOUNTAIN VIEW, Calif., November 9, 2020 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended September 26, 2020.

Third Quarter Summary

•	Total revenue of $8.8 million, a decline of 17% versus $10.7 million in the prior year period, and an increase of 42% sequentially from $6.2 million in the second quarter of 2020
•	Sold 11,400 Cyclo G6 probes, a 6% increase over probes sold in the third quarter of 2019 and a 44% increase over the 7,900 probes sold in the second quarter of 2020
•

Sold 37 Cyclo G6 Glaucoma Laser Systems compared to 82 in the prior year period, reflecting  ongoing COVID-related capital purchase deferrals, as well as the Company's sales strategy shift to focus on deeper procedure adoption among existing users, repeat orders and thus increased probe sales

•	Cyclo G6® product family revenue was $2.8 million, down 6% compared to the third quarter of 2019, and up 31% from $2.1 million in the second quarter of 2020
•	Ending cash balance was $11.9 million, an increase of approximately $0.3 million from June 27, 2020 and a year-to-date reduction of approximately $0.7 million
•

Product portfolio advancements include FDA clearance of the Company’s new 810 laser platform with broad indications in glaucoma and retina treatment, and introduction of a new Laser Indirect Ophthalmoscope (LIO) delivery device that aids retinal disease specialists in performing laser procedures

“We are encouraged by continued recovery from the trough we experienced during the second quarter as a result of COVID. We are particularly pleased to see our glaucoma probe volume exceed last year’s third quarter, despite the continuing worldwide impact of COVID on our customers and their patients,” said David I. Bruce, President and CEO of IRIDEX. "In addition, by being effective with cost controls and cash preservation measures, we have maintained a healthy operating runway with cash on hand. Despite the challenges presented by COVID, the successful release and adoption of our revised MicroPulse P3 probe has aided us as we continue to focus on growing awareness and adoption of our non-incisional MicroPulse Transscleral Laser Therapy for glaucoma and strengthening our retina laser business which will drive our long-term growth.

I am also pleased with the progress we've made on our new laser platform, including receipt of FDA clearance on our 810 laser, the first in a family of new lasers that offers significant savings in manufacturing costs and gross margin improvement as they are introduced next year,” concluded Bruce.

Third Quarter 2020 Financial Results

Revenue for the three months ended September 26, 2020 was $8.8 million, a decrease of 17% from $10.7 million during the same period of the prior year. Our business continues to be affected by the global reduction in business activity driven by pandemic isolation measures. Recovery of revenue was led by our single-use probe products for glaucoma and retina surgery.

Gross profit for the third quarter of 2020 was $3.7 million, representing a 41.5% gross margin. Gross margins remaining essentially flat compared to the prior year period.

Operating expenses for the third quarter of 2020 decreased 10% to $5.5 million compared to $6.1 million in the same period of the prior year. The decrease in operating expenses was the result of reduction in variable expenses as COVID impacted business activity and cost savings measures implemented over the past year.

Net loss for the third quarter of 2020 decreased to $1.7 million, compared to $1.8 million for the same period of the prior year, resulting in a net loss of $0.12 per share versus a net loss of $0.13 per share during the same period last year.

Cash and cash equivalents increased during the quarter by approximately $0.3 million and the Company ended the quarter with $11.9 million in cash and cash equivalents.

Interim CFO Transition

The Company has amended its agreement with FLG Partners LLC, a leading Silicon Valley CFO services and board advisory firm (FLG Partners) to replace the current FLG Partners service provider, James Mackaness with Fuad Ahmad. Mr. Mackaness had notified the Company of his need to transition due to other commitments. Mr. Ahmad will serve as the Company’s Interim Chief Financial Officer effective November 11, 2020.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 6486158. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the impact of COVID-19 on our business, the recovery in procedures and products sales, the future demand, utilization and order levels for our products and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019

Total revenues	$8,803	$10,664	$24,043	$31,685
Cost of revenues	5,149	6,381	14,067	18,596
Gross profit	3,654	4,283	9,976	13,089

Operating expenses:
Research and development	869	1,007	2,395	2,894
Sales and marketing	2,959	3,508	8,804	11,061
General and administrative	1,672	1,621	5,060	6,491
Total operating expenses	5,500	6,136	16,259	20,446

Loss from operations	(1,846)	(1,853)	(6,283)	(7,357)
Other income, net	135	75	153	127
Loss from operations before provision for income taxes	(1,711)	(1,778)	(6,130)	(7,230)
Provision for income taxes	8	7	20	22
Net loss	$(1,719)	$(1,785)	$(6,150)	$(7,252)

Net loss per share:
Basic	$(0.12)	$(0.13)	$(0.44)	$(0.53)
Diluted	$(0.12)	$(0.13)	$(0.44)	$(0.53)

Weighted average shares used in computing net loss per share
Basic	13,893	13,768	13,824	13,682
Diluted	13,893	13,768	13,824	13,682

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	September 26,	December 28,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$11,932	$12,653
Accounts receivable, net	6,083	9,323
Inventories	7,004	8,174
Prepaid expenses and other current assets	542	401
Total current assets	25,561	30,551
Property and equipment, net	451	730
Intangible assets, net	72	84
Goodwill	533	533
Operating lease right-of-use assets, net	1,693	2,764
Other long-term assets	149	151
Total assets	$28,459	$34,813

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,475	$2,592
Accrued compensation	1,889	2,398
Accrued expenses	1,682	1,544
Current portion of PPP loan	1,526	-
Accrued warranty	182	380
Deferred revenue	1,072	1,450
Operating lease liabilities	1,387	1,414
Total current liabilities	9,213	9,778

Long-term liabilities:
PPP Loan	971	-
Accrued warranty	102	156
Deferred revenue	286	360
Operating lease liabilities	616	1,795
Other long-term liabilities	19	19
Total liabilities	11,207	12,108

Stockholders' equity:
Common stock	148	147
Additional paid-in capital	73,837	73,093
Accumulated other comprehensive income	32	80
Accumulated deficit	(56,765)	(50,615)
Total stockholders' equity	17,252	22,705

Total liabilities and stockholders' equity	$28,459	$34,813